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                                                                      EXHIBIT 11

                                 BAYBANKS, INC.
          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                        FOR THE YEARS ENDED DECEMBER 31
                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                       1993            1992
                                                                    -----------     -----------
Primary:
Weighted average shares...........................................   18,671,222      16,425,440
Common stock equivalents (CSE):
  Stock options...................................................      282,175         150,328
                                                                    -----------     -----------
Primary weighted average shares...................................   18,953,397      16,575,768
                                                                    -----------     -----------
                                                                    -----------     -----------
Net income........................................................  $    67,651     $    59,237
                                                                    -----------     -----------
                                                                    -----------     -----------
Earnings per share................................................  $      3.57     $      3.57
                                                                    -----------     -----------
                                                                    -----------     -----------
Fully diluted:
Weighted average shares...........................................   18,671,222      16,425,440
Common stock equivalents (CSE):
  Stock options...................................................      282,175         150,328
Additional stock options..........................................       47,283          89,183
5% convertible debentures.........................................        3,709(1)      102,182(2)
                                                                    -----------     -----------
Fully diluted weighted average shares.............................   19,004,389      16,767,133
                                                                    -----------     -----------
                                                                    -----------     -----------
Net income........................................................  $    67,651     $    59,237
5% debentures interest expense -- net of tax......................            2              41
                                                                    -----------     -----------
Net income -- fully diluted basis.................................  $    67,653     $    59,278
                                                                    -----------     -----------
                                                                    -----------     -----------
Fully diluted earnings per share..................................  $      3.56     $      3.54
                                                                    -----------     -----------
                                                                    -----------     -----------

- ---------------

(1) $51 convertible at $13.75 per share.

(2) $1,405 convertible at $13.75 per share.

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